Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Reports a 78% Increase in Net Income for Third Quarter 2003
Quarterly Revenue Grows 31% to $18.7 Million

NEWPORT BEACH, Calif., October 23, 2003 — SM&A (Nasdaq: WINS), the world’s leading provider of business capture services and a leading provider of high-value program support services, today announced third quarter revenue of $18.7 million, an increase of 31% over the same period a year ago. Net income for the third quarter 2003 was $2.9 million or $0.13 per share, an increase of 78% from $1.6 million, or $0.08 per share for the same period a year ago.

Revenue for the first nine months of 2003 was $56.2 million, up 39% over the same period in 2002. Income from operations for the first nine months of 2003 was $9.5 million or $0.45 per share, an increase of 128% from $4.2 million or $0.21 per share, for the same period a year ago.

“Our strong performance in the third quarter was the result of new proposal projects starting earlier than expected, and a sustained demand for several of our proposal management efforts presently underway. During the last month of the quarter, we increased employee deployments by 17% and maintained an average of 196 consultants in the field in September, compared to 167 in the same month last year,” said Steven Myers, chairman and CEO of SM&A.

“We continue to see strength in our pipeline and backlog, and we expect to meet our full year revenue forecast of 33-35% growth. Based on the current demand for our business, we expect revenue growth will be about 20% in 2004. Gross profit margins during the quarter were 45.8%, the highest in three years, attributable primarily to implemented cost control measures. Gross margins for the nine-months ended September 30, 2003 were 44.3%, and we anticipate that gross margins will be about 43-44% going forward,” said Cathy Wood, CFO of SM&A.

Financial Highlights

•	Gross margin as a percentage of revenue increased to 45.8% in the third quarter of 2003, compared to 41.6% in the same period a year ago.

•	SG&A expenses as a percentage of revenue for third quarter 2003 declined to 20% from 20.9% in the same period a year ago due to the scalability of corporate staff in support of larger operations. SG&A expenses were sequentially higher in the third quarter due to costs associated with increased account executive headcount and professional expenses.

•	SM&A’s trailing 12-month earnings on continuing operations are $0.56 per share compared to $0.26 per share for the same period of 2002.

•	Cash on hand at September 30, 2003 was $12.0 million.

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 730 proposals worth more than $263 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and may include, but are not limited to, statements regarding revenue, gross margin, pipeline, backlog, seasonal trends, and outlook for business performance. Actual results could differ materially from these forward-looking statements that speak only as of the date of this press release. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections that address business risks, for a more comprehensive discussion of these and other risks and uncertainties. The company expressly does not undertake a duty to update forward-looking statements. Trailing 12-month earnings on continuing operations are unaudited.

SM&A

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30	December 31
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,021	$5,956
Accounts receivable, net	13,914	9,961
Prepaid expenses and other current assets	489	425
Deferred income taxes	1,130	1,277

Total current assets	27,554	17,619
Fixed assets, net	589	578
Other assets	288	111

	$28,431	$18,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,843	$1,239
Accrued compensation and related benefits	3,256	2,832
Income taxes payable	1,856	2,989
Net liabilities of discontinued operations	1,586	2,453

Total current liabilities	8,541	9,513
Deferred income taxes	73	73
Other liabilities	211	334

Total liabilities	8,825	9,920
Commitments and contingencies Shareholders’ equity:
Preferred stock	—	—
Common stock	51,115	49,438
Accumulated deficit	(31,509)	(41,050)

Total shareholders’ equity	19,606	8,388

	$28,431	$18,308

SM&A

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$18,704	$14,315	$56,231	$40,521
Cost of revenue	10,135	8,361	31,316	23,933

Gross margin	8,569	5,954	24,915	16,588
Selling, general and administrative expenses	3,733	2,985	10,478	8,878

Operating income	4,836	2,969	14,437	7,710
Other income (expense):
Interest income (expense), net	32	(150)	42	(890)
Unrealized gain (loss) on interest rate swap	—	(86)	—	5

Other income (expense), net	32	(236)	42	(885)

Income from operations before income taxes	4,868	2,733	14,479	6,825
Income tax expense	1,996	1,122	4,938	2,637

Income from operations	2,872	1,611	9,541	4,188
Extraordinary loss from early extinguishment of debt, net of income taxes	—	—	—	(2,499)

Net income	$2,872	$1,611	$9,541	$1,689

Income per share from continuing operations:
Basic	$0.14	$0.08	$0.48	$0.22
Diluted	$0.13	$0.08	$0.45	$0.21
Loss per share from early extinguishment of debt:
Basic	$—	$—	$—	$(0.13)
Diluted	$—	$—	$—	$(0.12)
Net income per share:
Basic	$0.14	$0.08	$0.48	$0.09
Diluted	$0.13	$0.08	$0.45	$0.08
Shares used in calculating net income per share:
Basic	20,113	19,602	19,907	19,483
Diluted	21,610	20,510	21,309	20,447